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                                                                   Exhibit 10.24


November 12, 1999


Personal & Confidential


Mr. Howard Kamins
417 Fulton Street
Philadelphia, PA 19147

Dear Howard:

On behalf of Astea International Inc. ("Astea" or the "Company"), I am delighted to take this opportunity to extend this offer of employment as Astea's Vice President and General Counsel, reporting to me. You will be responsible for developing, implementing and administering Astea's legal policies and procedures, subject to my direction. Your employment will begin on December 13, 1999 and you will be based at Astea's headquarters in Horsham, Pennsylvania.

Your annual base salary will be $135,000 payable semi-monthly, less appropriate federal, state and local taxes. Assuming satisfactory performance, this base salary will be reviewed annually consistent with Astea's compensation policy in effect from time to time. In addition, you will be eligible to receive Incentive Compensation at a target rate of 30% per annum in accordance with programs in place for senior management of Astea.

As an additional incentive, you will be eligible for an option grant to purchase 85,000 shares of Astea's common stock at the fair market value on the date of grant. This grant will be evidenced by a separate stock option agreement on the date of Board approval of the options, with vesting tied to the following vesting schedule:

     (a) Options to purchase 85,000 shares will vest in equal installments on each of the first four anniversaries of the grant date.

Upon termination of your employment with Astea, you may exercise any vested options for a period of 90 additional days. In the event of a change in control of Astea, your options that have not vested will vest immediately.

In consideration for your agreement to begin employment with Astea International Inc., the Company agrees that if at any time the Company terminates your employment for any reason other than for "cause" (defined below), the Company shall pay you the equivalent of four (4) months of your salary and benefits, to be payable as if you were continuing as an employee. This compensation shall continue for a period of four (4) months from your termination date or until you commence employment elsewhere. If new employment is begun prior to the expiration of the four-month period, you agree to promptly notify the Company.

Howard Kamins
Page 2
November 12, 1999


"Cause" is defined as conduct, as determined by the Board of Directors, involving one or more of the following: (i) gross misconduct that is materially injurious to the Company; or (ii) commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in material economic loss, damage or injury of the Company; or (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; or (iv) the commission of an act that induces any customer or prospective customer of the Company to break a contract with the Company or to decline to do business with the Company; or (v) your conviction of a felony involving any financial impropriety or which would materially interfere with your ability to perform your services or would otherwise be injurious to the Company; or (vi) your failure to perform in a material respect your employment obligations without good reason. In making such determination, the Board of Directors shall act fairly and in utmost good faith. If your employment is terminated for cause, you will be notified of this at the time of termination.

As an employee entrusted with confidential and sensitive information, Astea requires that, upon your employment, you enter into a written agreement containing noncompetitive covenants and restrictions on the use and ownership of such information, as well as other terms and conditions. The agreement is enclosed for your review.

Current Astea benefits include paid vacation days based upon length of employment. In the first five years of your employment, you may accrue up to 15 days per year, accrued at a rate of 1.25 days per month. Thereafter, upon the anniversary date of your employment, you will earn an additional paid vacation day per year up to a maximum of 20 days per year. You will also be eligible to receive other company paid benefits including holidays, earned sick days, and certain personal absences.

Astea provides a progressive range of employee benefits including life insurance, long-term disability insurance, a 40l(k) plan, profit sharing plan, employee stock purchase plan, medical and dental plans and short-term disability plans. You and your eligible dependents will qualify for these benefits
subject to the terms and conditions of the benefit programs.   Please note that
the Astea benefits may change from time to time.

If you wish to accept Astea's offer of employment, please sign and return this original letter to me, keeping a copy for yourself. Your signature below indicates your acceptance of the terms of this offer, and represents and warrants to Astea that there is no other agreement in effect which prohibits or otherwise restricts your employment by Astea.
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Howard Kamins
November 12, 1999
Page 3


This letter does not constitute a contract of employment. It creates an employment-at-will relationship that may be terminated at any time by either party.

I am looking forward to working with you and building the company, and am confident that you will find the Astea environment to be challenging and rewarding.

Sincerely,



Bruce R. Rusch
Chief Executive Officer
Astea International Inc.


Encl.



AGREED:



_______________________
Howard Kamins